UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 7, 2012 (March 2, 2012)

QUANTA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13831	74-2851603
(Commission File No.)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 2600

Houston, Texas 77056

(Address of principal executive offices, including ZIP code)

(713) 629-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Incentive Plan. On March 2, 2012, the Compensation Committee of the Board adopted the Quanta Services, Inc. 2012 Incentive Bonus Plan (the “Incentive Plan”). Under the Incentive Plan, the Company’s corporate and operating unit executive officers and/or key management employees are eligible to receive annual bonus awards payable in cash and restricted stock. All restricted stock awards earned under the Incentive Plan, if any, will be made pursuant to the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan or other plans that may be approved from time to time by the Board or by stockholders as required. Certain of the awards under the Incentive Plan are based on the achievement of certain performance goals. For 2012, performance goals for operating unit executives are based on achievement of operating income targets, modified return on asset targets, individual strategic goals and various safety statistics and safety leadership at the operating unit level. Performance goals under the Incentive Plan for corporate management employees are based on achievement of operating income targets, return on equity targets and individual strategic goals in 2012. The Incentive Plan also provides for additional discretionary awards in cash and/or restricted stock for both corporate and operating unit executive officers and key management employees. The Compensation Committee, based on recommendations of management, establishes specific target amounts for the participants under the Incentive Plan. In addition, all future awards under the Incentive Plan are subject to approval by the Compensation Committee prior to the date any such awards are granted.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.		Exhibit

10.1	*	2012 Incentive Bonus Plan

*	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2012	QUANTA SERVICES, INC.

	By:	/s/ Tana Pool
Name: Tana Pool
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1*	2012 Incentive Bonus Plan

*	Management contract or compensatory plan or arrangement